CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 10, 2022, with respect to the consolidated financial statements of Wheels Up Experience Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of the aforementioned report in the Registration Statement of Wheels Up Experience Inc. on Form S-8 (File No. 333-259636).
/s/ GRANT THORNTON LLP
New York, New York
March 10, 2022